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                   [JONES, JENSEN & COMPANY, LLC LETTERHEAD]



                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this amended Registration Statement (File No. 333-58501) of Easyriders, Inc., the financial statements of Newriders, Inc., on Form S-4 of our report dated June 3, 1997 (which includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), on the financial statements of Newriders, Inc. as of and for the year ended December 31, 1997 appearing in the Proxy
Statement/Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ JONES, JENSEN & COMPANY
---------------------------

Jones, Jensen & Company
Salt Lake City, Utah
August 27, 1998